Exhibit 99


                              [HARLEYSVILLE LOGO]


FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION
March 1, 2000                                        Brendan J. McGill
                                                     Senior Vice President and
                                                      Chief Financial Officer
                                                     (215) 256-8828


              HARLEYSVILLE  SAVINGS  FINANCIAL  CORPORATION
            TO REPURCHASE UP TO 113,037 SHARES OF COMMON STOCK


     Harleysville, Pennsylvania - March 1, 2000. Harleysville Savings Financial Corporation (NASDAQ: HARL) today announced that the Company's Board of Directors authorized the repurchase of up to 113,037 shares, or approximately 5 percent, of the Company's outstanding common stock.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next six months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock, will be reserved for issuance under the Company's stock benefit plans and will be available for general corporate purposes.

     Edward J. Molnar, President and Chief Executive Officer of the Company, stated: "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

     Harleysville Savings Financial Corporation, located in Harleysville, Pennsylvania, is the holding company for Harleysville Savings Bank. Harleysville Savings Bank is a Pennsylvania-chartered, federally insured savings bank headquartered in Harleysville, Pennsylvania. Harleysville Savings Bank was established in 1915 and is distinguished as a premier consumer savings bank serving the personal banking needs of individuals and families.

     Harleysville Savings Financial Corporation's common stock is traded on the Nasdaq National Market System under the symbol: "HARL."